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                                                                   EXHIBIT 99.15
                               DISTRIBUTION PLAN

                                       OF

                   MERRILL LYNCH VARIABLE SERIES FUNDS, INC.

                             PURSUANT TO RULE 12b-1



          DISTRIBUTION PLAN made as of the _____ day of __________, 1997, by and between MERRILL LYNCH VARIABLE SERIES FUNDS, INC., a Maryland corporation (the "Company"), and MERRILL LYNCH FUNDS DISTRIBUTOR, INC., a Delaware corporation ("MLFD").


                                 W I T N E S S E T H:
                                 -------------------

          WHEREAS, the Company engages in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

          WHEREAS, the Company comprises sixteen separate funds (the "Funds"), each of which pursues its own investment objective through separate investment policies, and may in the future comprise one or more additional funds; and

          WHEREAS, MLFD is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through other securities dealers; and

          WHEREAS, the Company has entered into a Distribution Agreement with MLFD, pursuant to which MLFD acts as the exclusive distributor and representative of the Company in the offer and sale of shares of the Class B Common Stock of each Fund (collectively, the "Class B Shares") of the Company; and

          WHEREAS, the Company desires to adopt this Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which the Company will pay a distribution fee to, or at the direction of, MLFD in connection with the distribution of Class B Shares of each Fund; and

          WHEREAS, Class B Shares of the Company's Funds are sold to the separate accounts ("Separate Accounts") of various insurance companies (the "Insurance Companies") that issue variable annuity or variable life contracts; and

          WHEREAS, the Directors of the Company have determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Company and its Class B shareholders.
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          NOW, THEREFORE, the Company hereby adopts, and the Distributor hereby agrees to the terms of, this Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

          1. The Company hereby authorizes MLFD to arrange for the Company to enter into Sub-Agreements substantially in the form attached hereto with Insurance Companies (the "Participating Insurance Companies"). Such Sub-Agreement shall provide that the Participating Insurance Companies shall provide MLFD with such information as is reasonably necessary to permit MLFD to comply with the reporting requirements set forth in Paragraph 3 hereof.

          2. Upon effectiveness of the this Plan with respect to the Class B Shares of a Fund, the Company, on behalf of such Fund, shall pay to each of the Participating Insurance Companies a distribution fee under the Plan at the end of each [month] equal to 0.15% of the average daily net asset value of the Class B Shares of such Fund held by such Participating Insurance Company. Such distribution fee shall be paid to the Participating Insurance Companies as compensation for providing distribution related services to the Company's shareholders, including, but not limited to the following:

          (a) printing and mailing of Company prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and prospective Separate Account owners;

          (b) services relating to the development, preparation, printing and mailing of Company advertisements, sales literature and other promotional materials describing and/or relating to the Company and including materials intended for use within the Participating Insurance Company, or for broker-dealer only use or retail use;

          (c) holding seminars and sales meetings designed to promote the distribution of the Class B Shares of the Funds;

          (d) obtaining information and providing explanations to Separate Account owners regarding the investment objectives and policies and other information about the Company and its Funds, including the performance of the Funds;

          (e) training sales personnel regarding the Company and the Funds;

          (f) compensating sales personnel in connection with the allocation of cash values and premiums of the Separate Accounts to the Company;

          (g) providing personal services and/or maintenance of the Separate Accounts with respect to Class B Shares of the Funds attributable to such accounts; and

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          (h) financing any other activity that the Company's Board of Directors determines is primarily intended to result in the sale of the Class B
     Shares.

Only distribution expenditures properly attributable to the sale of Class B Shares of a Fund will be used to justify any fee paid by the Company with respect to that Fund pursuant to this Plan, and, to the extent that such expenditures relate to more than one Fund, the expenditures will be allocated between or among the affected Funds in a manner deemed appropriate by the Board of Directors of the Company.

          3. MLFD shall provide the Company for review by the Board of Directors, and the Directors shall review, at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the distribution fee during such period.

          4. This Plan shall not take effect until it has been approved, together with the provisions of any related agreements, by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

          5. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4.

          6. This Plan may be terminated with respect to a Fund at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding Class B voting securities of that Fund.

          7. This Plan may not be amended to increase materially the rate of distribution payments provided for in Paragraph 2 hereof unless such amendment is approved in the manner provided for initial approval in Paragraph 4 hereof and by a vote of at least a majority, as defined in the Investment Company Act, of the outstanding Class B voting securities of each Fund affected by the amendment, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal of Paragraph 4 hereof.

          8. While this Plan is in effect, the selection and nomination of Directors who are not interested persons, as defined in the Investment Company Act, of the Company shall be committed to the discretion of the Directors who are not interested persons [and a majority of the Directors shall be Rule 12b-1 Directors.]

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          9.  The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

          IN WITNESS WHEREOF, the parties hereto have executed this Distribution Plan as of the date first above written.


                                  MERRILL LYNCH VARIABLE SERIES FUNDS, INC.


                                  By:______________________________________



                                  MERRILL LYNCH FUNDS DISTRIBUTOR, INC.


                                  By:_____________________________________

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